UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material under §240.14a-12

MetroCity Bankshares, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒    No fee required.

☐    Fee paid previously with preliminary materials.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 15, 2025

Dear Shareholder,

We would like to extend a personal invitation for you to join us at the 2025 annual meeting of shareholders which will be held on Thursday, May 22, 2025, at 4:00 p.m. Eastern Time at the main office of Metro City Bank located at 5114 Buford Highway, Doraville, Georgia 30340.

Please review the notice of annual meeting of shareholders and proxy statement enclosed with this letter which describe the formal business to be transacted at the meeting. Following the meeting, we will discuss the status of our business and answer appropriate questions.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. Whether or not you expect to attend the annual meeting in person, please vote your shares by signing, dating, and promptly returning the enclosed proxy card in the accompanying postage-paid envelope, or by voting online or by telephone using the instructions printed on the proxy card. This will ensure that your shares are represented at the annual meeting.

We thank you for your continued support of the company and look forward to speaking with you at the 2025 annual meeting of shareholders.

Nack Y. Paek
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2025

MetroCity Bankshares, Inc. (the “Company”) will hold its annual meeting of shareholders at the main office of Metro City Bank (the “Bank”) located at 5114 Buford Highway, Doraville, Georgia 30340 on Thursday, May 22, 2025, at 4:00 p.m., Eastern Time, for the following purposes, all of which are described in greater detail in the accompanying proxy statement:

1.	To elect three (3) Class I directors of the Company to serve three-year terms expiring in 2028 and one (1) new Class III director of the Company to serve a two-year term expiring in 2027 to align with the other Class III directors, and in each case until their successors have been duly elected and qualified;
2.	To conduct a non-binding, advisory vote on the compensation of our named executive officers;
3.	To conduct a non-binding advisory vote to determine whether a non-binding shareholder vote to approve the compensation paid to our named directors should occur every one, two or three years;
4.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and
5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof. As of the date of this proxy statement, the board of directors is not aware of any other such business.

Only shareholders of record at the close of business on April 1, 2025, will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. The holders of shares of the Company’s common stock are entitled to one vote per share on all matters to be presented for action by shareholders at the meeting.

It is important that your shares be represented and voted at the meeting. You can vote your shares online or by telephone, or by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Copies of the annual meeting proxy materials, including the proxy statement and the Annual Report on Form 10-K, are also available at www.edocumentview.com/MCBS.

The board of directors of the Company unanimously recommends that shareholders vote “FOR” each of the four director nominees for election as a director, “FOR” the approval of the compensation of our named executive officers, “FOR TWO YEARS” with respect to the frequency with which the shareholders will vote on the compensation paid to our named executive officers, and “FOR” the ratification of Crowe LLP as the Company’s independent registered public accounting firm for 2025.

Whether or not you plan to attend the meeting, please vote online or by telephone, or by marking, signing, dating and promptly returning the enclosed proxy card or voting instruction card.

By Order of the Board of Directors,

Lucas C. Stewart
Assistant Corporate Secretary

SHAREHOLDER COMMUNICATIONS	43

HOUSEHOLDING	43

ADDITIONAL INFORMATION	44

OTHER MATTERS	44

METROCITY BANKSHARES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2025

Unless the context otherwise requires, references in this proxy statement to “we,” “us,” “our,” “our company,” the “Company” or “MetroCity” refer to MetroCity Bankshares, Inc., a Georgia corporation, and its consolidated subsidiary, except where context requires otherwise; references to “the Bank” or “our Bank” refer to Metro City Bank, a wholly-owned subsidiary of the Company. In addition, unless the context otherwise requires, references to “shareholders” are to the holders of outstanding shares of our common stock, $0.01 par value (the “common stock”).

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of the Company (the “board”) for use at the 2025 annual meeting of shareholders of the Company to be held on Thursday, May 22, 2025 at 4:00 p.m., Eastern Time, at the main office of Metro City Bank located at 5114 Buford Highway, Doraville, Georgia 30340, and any adjournments thereof (the “annual meeting”) for the purposes set forth in this proxy statement and the accompanying notice of the meeting. This proxy statement, the notice of the meeting, the Annual Report on Form 10-K for the year ended December 31, 2024, and the enclosed proxy card (collectively, the “proxy materials”) are first being sent to shareholders on or about April 15, 2025. You should read the entire proxy statement carefully before voting.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Shareholders To Be Held on May 22, 2025

Pursuant to the rules promulgated by the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials both by sending you a full set of proxy materials and making copies of these materials available on the Internet at www.edocumentview.com/MCBS. Shareholders are encouraged to access and review the proxy materials before voting. This site will also have directions to attend the meeting and vote in person.

GENERAL INFORMATION ABOUT THE 2025 ANNUAL MEETING

When and where will the annual meeting be held?

The annual meeting is scheduled to take place at 4:00 p.m., Eastern Time, on Thursday, May 22, 2025, at the main office of Metro City Bank located at 5114 Buford Highway, Doraville, Georgia 30340. Shareholders of record at the close of business on April 1, 2025, which is the date that the board has fixed as the record date for the annual meeting (the “record date”), will be able to attend and participate in the annual meeting.

How can I attend the annual meeting?

You are entitled to participate in the annual meeting only if you were a shareholder of the Company as of the close of business on the record date, or if you hold a valid proxy for the annual meeting.

Importantly, if you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the annual meeting.

To register to attend the annual meeting, you must submit proof of your proxy power (legal proxy) reflecting your Company common stock ownership along with your name and email address to Computershare.

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 19, 2025. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail:

Computershare

MetroCity Bankshares Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

What am I being asked to vote on at the annual meeting?

At the 2025 annual meeting, we are asking our shareholders to vote on the following proposals:

1.	Proposal 1: To elect three (3) Class I directors of the Company to serve three-year terms expiring in 2028 and one (1) new Class III director of the Company to serve a two-year term expiring in 2027 to align with the other Class III directors, and in each case until their successors have been duly elected and qualified.
2.	Proposal 2: To conduct a non-binding, advisory vote on the compensation of our named executive officers.
3.	Proposal 3: To conduct a non-binding advisory vote to determine whether the non-binding shareholder vote to approve the compensation paid to our named executive officers shall occuer every one, two or three years.
4.	Proposal 4: To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

5.	Other Business: To transact such other business as may properly come before the meeting and at any and all adjournments or postponements thereof. As of the date of this proxy statement, the board of directors is not aware of any other such business.

What are the board’s voting recommendations?

The board recommends that you vote your shares “FOR” each of the four director nominees for election as a director, “FOR” the approval of the compensation of our named executive officers, “FOR TWO YEARS” wih respect to the frequency with which the shareholders will vote on the compensation paid to our named executive officers, and “FOR” the ratification of Crowe LLP as our independent registered public accounting firm for 2025.

Who is entitled to vote at the annual meeting?

Only shareholders of record at the close of business on April 1, 2025, which is the date that the board has fixed as the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting.

How many votes do I have?

Each holder of record of the Company’s outstanding common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

How do I vote?

You may vote your shares of common stock either in person at the annual meeting or by proxy. The process for voting your shares depends on how your shares are held as described below. If you are a record holder on the record date for the annual meeting, you may vote by proxy or you may attend the annual meeting and vote in person. If you are a record holder and want to vote your shares by proxy, you may vote using any of the following methods:

●	By Mail. To vote by mail, indicate on the proxy card applicable to your common stock how you want to vote and sign, date and mail your proxy card in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the annual meeting;
●	Via the Internet. You may vote your proxy over the Internet by visiting the website www.investorvote.com/MCBS and following the instructions for Internet voting on that website; or
●	Via Telephone. You may vote over the telephone by following the instructions in the proxy card.

If you submit your proxy and voting instructions via the Internet or telephone, you do not need to mail your proxy card. The Company must receive your vote no later than the time the polls close for voting at the annual meeting for your vote to be counted at the annual meeting. Please note that Internet and telephone voting will close at 11:59 p.m., Eastern Time, on May 21, 2025.

Voting your shares by proxy will enable your shares of common stock to be represented and voted at the annual meeting if you do not attend the annual meeting and vote your shares during the meeting. By following the voting instructions in the materials you receive, you will direct the designated persons (known as “proxies”) to vote your common stock at the annual meeting in accordance with your instructions. The board has appointed Nack Y. Paek and Farid Tan to serve as the proxies for the annual meeting. If you vote by Internet or telephone, you do not have to return your proxy or voting instruction card.

What constitutes a quorum for the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present at a meeting of shareholders if at least a majority of the outstanding shares entitled to vote are represented in person or by proxy at the annual meeting.

As of the record date, there were 25,402,782 shares of our common stock outstanding and entitled to vote. The inspector of election will determine whether a quorum is present at the annual meeting. No shares of preferred or other capital stock were outstanding as of such date. If there is no quorum, any officer entitled to preside at or to act as secretary of the annual meeting may adjourn the meeting until a later date. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment but may not vote your shares on the election of directors or any other items of business. However, your broker is not required to vote your shares if you do not provide instructions.

What is a broker non-vote?

Brokers are entitled to vote shares held by them for their customers on matters deemed “routine” under applicable rules, even though the brokers have not received voting instructions from their customers. The ratification of our independent registered public accounting firm (Proposal 4) currently qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion on that routine matter if you do not instruct your broker how to vote on them. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions on that matter to your broker. The election of Class I and III directors (Proposal 1), the approval of the compensation of our named executive officers (Proposal 2) and the approval of the frequency with which the shareholders will vote on the compensation paid to our named executive officers (Proposal 3) are considered non-routine matter, so your broker may not vote on these matters in its discretion. If you do not give voting instructions with respect to Proposals 1, 2 or 3, your broker will need to return a proxy card without voting on these non-routine matters, which is referred to as a “broker non-vote.”

How are broker non-votes and abstentions treated?

Broker non-votes, as long as there is one routine matter to be voted on at the meeting, such as the ratification of the appointment of Crowe LLP here, and abstentions are counted for purposes of determining the presence or absence of a quorum. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees (Proposal 1). A broker non-vote with respect to the non-binding advisory vote on the compensation of our named executive officers (Proposal 2) or the non-binding advisory vote of the frequency with which the shareholders will vote on the compensation paid to our named executive officers (Proposal 3) will have no effect. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with the proposal to ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm.

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, your proxy will vote your shares “FOR” each of the four director nominees for election as a director and “FOR” the approval of the compensation of our named executive officers, “FOR TWO YEARS” with respect to the frequency with which the shareholders will vote on the compensation paid to our named executive officers, and “FOR” ratifying the appointment of our independent registered public accounting firm for 2025. We are not aware of any other matters to be considered at the annual meeting. However, if any other matter is properly presented at the annual meeting, your proxy will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using his discretion. If any director nominee becomes unavailable for election for any reason prior to the vote at the annual meeting, the board of directors may reduce the number of directors to be elected or substitute another person as a nominee, in which case your proxy will vote for the substitute nominee.

If you hold your shares in “street name” as mentioned above, your shares will be voted in the bank, broker or other nominee’s discretion with respect to the ratification of the Company’s independent registered public accounting firm, but such shares will not be voted with respect to the election of directors.

May I change my vote after I have submitted my proxy card?

Yes. If you have not voted through your broker, you can change your vote after you have voted prior to the applicable cutoff time by:

●	going to the website listed on the proxy card and voting online, in which case only your last Internet proxy submitted prior to the meeting will be counted;
●	voting again over the telephone by following the instructions in the proxy card, in which case only your last telephone proxy submitted prior to the meeting will be counted;
●	submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;
●	notifying our assistant corporate secretary at 5114 Buford Highway, Doraville, Georgia 30340, in writing, of the revocation of your proxy before the meeting; or
●	voting in person at the annual meeting, but simply attending the meeting will not, in and of itself, revoke a proxy.

If you voted through your broker, please contact your broker to change or revoke your vote.

What vote is required to elect a nominee for director to the board of directors?

In the election of directors, if a quorum is present, directors are elected by a plurality of the votes cast at the annual meeting. This means that the candidates receiving the highest number of “FOR” votes will be elected. For purposes of the election of directors, failures to vote and abstentions will have no effect on the result of the vote.

What vote is required to approve the non-binding advisory vote on the compensation of our named executive officers?

The approval of the non-binding advisory vote on the compensation of our named executive officers will require the affirmative vote of the holders of a majority of the shares represented at the annual meeting and entitled to vote on Proposal 2. For purposes of this proposal, failures to vote and abstentions will have the effect of a vote against the proposal. This vote is advisory, and will not be binding upon the directors.

What vote is required to select the frequency with which the shareholders will vote on the compensation paid to our named executive officers?

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the board in any way, the board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s shareholders.

What vote is required to ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025?

The ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 will require the affirmative vote of the holders of a majority of the shares represented at the annual meeting and entitled to vote on Proposal 4. For purposes of the ratification of the appointment of Crowe LLP, failures to vote and abstentions will have the effect of a vote against the proposal.

How are voted counted?

Votes will be counted at the annual meeting by the inspector of election appointed by the Company for the annual meeting.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who will pay for this proxy solicitation, and how will we solicit proxies?

The board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. In addition to the solicitation of proxies via mail, our officers, directors and employees may solicit proxies personally or by other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of common stock.

Are there any other matters to be acted upon at the annual meeting?

Management does not intend to present any business at the annual meeting for a vote other than the matters set forth in the notice, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter properly presented at the annual meeting. If other matters requiring a vote of the shareholders properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find the voting results?

The Company will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days following the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who can help answer any questions I may have?

Shareholders who have questions about the matters to be voted on at the annual meeting or how to submit a proxy, or desire additional copies of the proxy statement, the proxy card, or the Annual Report on Form 10-K for the year ended December 31, 2024 should contact Assistant Corporate Secretary, Lucas Stewart, at MetroCity Bankshares, Inc., 5114 Buford Highway, Doraville, Georgia 30340, Attn: Assistant Corporate Secretary; or via email at lucasstewart@metrocitybank.bank.

PROPOSAL 1. ELECTION OF DIRECTORS

Pursuant to the Company’s articles and bylaws, our board of directors is authorized to have not less than 5 members nor more than 25 members. The board is divided into three classes which are to be as nearly equal in number as possible. Our current board of directors consists of twelve members and are divided into three classes, with four members in Class I, four members in Class II, and four members in Class III. The directors in each class serve staggered terms of three years each.

The exact number of directors may be fixed or changed from time to time within the range set forth in our bylaws by the shareholders by the affirmative vote of a majority of the issued and outstanding shares entitled to vote in an election of directors, or by the board of directors by the affirmative vote of a majority of all directors then in office. Our board of directors also serves as the board of directors of our wholly owned subsidiary, Metro City Bank.

There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director. Other than Mr. John Paek and Mr. Frank Glover, who is the son and son-in-law, respectively, of the Chairman of the board, Mr. Nack Y. Paek, no current director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers. During the previous 10 years, no director, person nominated to become a director, or executive officer of the Company was the subject of any legal proceeding that is material to an evaluation of the ability or integrity of any such person.

The following table sets forth certain information about our current directors, including their names, ages and year in which they began serving as a director of the Company (or the Bank prior to the Company’s formation in 2014).

Name	Age	Position	Director Since	Class
Nack Y. Paek	83	Chairman of the Board and Chief Executive Officer of the Company and Executive Chairman of the Bank	2006	II
Farid Tan	67	Director, President of the Company and Chief Executive Officer of the Bank	2006	III
Howard Hwasaeng Kim	68	Director, Executive Vice President of the Company and Chief Lending Officer, Chief Operating Officer, and President of the Bank	2017	I
Frank Glover	46	Director	2022	II
William J. Hungeling	54	Director	2020	II
Francis Lai	70	Director	2010	II
Don T.P. Leung	67	Director	2006	III
Feiying Lu	61	Director	2006	I
John Paek	50	Director	2024	III
Ajit A. Patel	60	Director	2006	III
Frank S. Rhee	60	Director	2006	I
Sam Sang-Koo Shim	82	Director	2006	I

CLASS I AND III DIRECTOR NOMINEES FOR ELECTION AS DIRECTORS

Set forth below is information about each of our director nominees, including his experience and qualifications, each of the positions and offices he holds with the Company, his term of office as a director, and all periods during which he has served as a director of the Company. The board of directors selected the director nominees based on the recommendation of the Nominating and Governance Committee. The Class I director nominees are each standing for re-election for a three-year term expiring in 2028. The Class III director nominee is a new director standing for election for a two-year term expiring in 2027.

Howard Hwasaeng Kim. Mr. Kim has served as a director of the Bank and the Company since 2017. Mr. Kim is currently the Executive Vice President of the Company and President of the Bank. Mr. Kim also serves as Chief Lending Officer and Chief Operations Officer of both the Company and the Bank. In this role, he is responsible for leading and supervising the Bank’s lending department and the Bank’s deposit branches. Prior to his tenure at the Company, Mr. Kim worked at the Korea Development Bank, a wholly state-owned policy bank in South Korea, from 1980 to 1991, where he was responsible for the bank’s accounting, loans and foreign exchange transactions. During his time at Korea Development Bank, Mr. Kim also worked in the bank’s securities company for six years as the accounting manager and representative manager in the Amsterdam office. From 2000 to 2006, Mr. Kim worked as a loan officer and lending officers at various community banks in Georgia, until starting his position as the Chief Lending Officer of the Bank since Bank’s inception in 2006. Mr. Kim was appointed Executive Vice President and Chief Lending Officer of the Company in 2014, and President, Chief Lending Officer and Chief Operating Officer of the Bank in 2016. Mr. Kim graduated from the Hankook University of Foreign Studies with a Bachelor of Science Degree in Business Administration, completed from Seoul National University with KBD MBA and later earned his Master’s Degree in Business Administration from Georgia State University. Mr. Kim brings to our board strong leadership skills and a wide-ranging understanding of bank management from his forty plus years of experience in banking, as well as valuable insights from the local business community.

Feiying Lu. Ms. Lu has served as a board member since the founding of the Bank in 2006. Ms. Lu has served as an internal controller with Imaex Trading Company, a wholesale frozen foods distributor, since 1997. In this role, she is responsible for preparing monthly financial reports, reviewing and analyzing data for assuring achievement of the organization’s objectives in operational effectiveness and efficiency, and compliance matters. Ms. Lu received a Bachelor of Science Degree in Electronic Engineering from Shanghai University of Science and Technology. Ms. Lu’s experience as a controller and her relationship in the Chinese-American community provides our board with meaningful financial expertise and strengthens our ties to the Chinese-American community.

Frank S. Rhee. Mr. Rhee has served as a board member since the founding of the Bank in 2006. Mr. Rhee currently owns a web design and online marketing company which he founded in 2013. Prior to founding his own business, Mr. Rhee served as the Financial Manager for Trends Menswear from 1993 to 2013. In this role, he was in charge of overseeing the preparation of financial statements, bank records and expert reports. He also previously worked as an Assistant Controller for Manufacturers Hanover Bank in New York from 1990 to 1993, and as a junior auditor for the accounting firm of Ernst & Young from 1987 to 1989. Mr. Rhee graduated from New York University with a Bachelor of Science degree in Accounting. Mr. Rhee’s experience as a financial manager and assistant controller brings to our board valuable expertise in finance and management.

John Paek. Mr. Paek has served as a board member since September 2024. Mr. Paek is an attorney licensed to practice law in California, Georgia, New York, and Massachusetts. Mr. Paek previously served as a Principal with Deloitte Tax LLP from 2019 to 2023, providing state income tax compliance, consulting, and controversy resolution services to corporations and other business entities. From 2007 to 2019, Mr. Paek practiced law with Baker McKenzie LLP, serving as a Partner from 2011 to 2019. In addition to providing tax consulting, controversy resolution, and litigation services while at Baker McKenzie, Mr. Paek was a member of their Global Indirect Tax Steering Committee and an editor of their North American Tax Practice Group Newsletter. From 2006 to 2007, Mr. Paek practiced law with Sullivan & Worcester LLP as an Associate, assisting in state tax litigation matters and providing state tax consulting services. Prior to 2006, Mr. Paek was a state tax consultant with Ernst & Young LLP and completed a two year rotation through Ernst & Young’s National Tax Department in Washington D.C., assisting with quality control evaluations of technical opinions and the coordination of a national state and local tax consulting practice. Mr. Paek graduated magna cum laude from Georgia State University with a Bachelor of Arts in English Literature. Mr. Paek obtained his Juris Doctor from the Georgetown University Law Center and his Masters of Law in Taxation from Boston University. Mr. Paek’s experience and status as a licensed attorney brings to the board valuable legal and tax expertise.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE FOUR DIRECTOR NOMINEES LISTED ABOVE FOR ELECTION AS A DIRECTOR.

DIRECTORS CONTINUING IN OFFICE

Set forth below is information about each of our continuing directors, including his or her experience and qualifications, each of the positions and offices he or she holds with the Company, his or her term of office as a director, and all periods during which he or she has served as a director of the Company.

Directors Whose Terms Expire in 2026

Nack Y. Paek. Mr. Paek is a founder of the Bank, the Chairman of the board of directors and the Chief Executive Officer of the Company, and the Executive Chairman of the Bank. Prior to establishing the Bank in 2006, Mr. Paek was President of a successful SBA service provider, Government Loan Service Corporation, which specialized in originating and servicing SBA loans for banks from 1991 to 2006. Mr. Paek dissolved Government Loan Service Corporation in April 2006 in order to focus his full attention on the success of Metro City Bank. From 1980 to 1990, Mr. Paek was a sole owner of the local CPA firm of Nack Y. Paek, P.C., with its clientele being predominantly members of the Asian immigrant communities. In addition, Mr. Paek was a founding director of Summit Bank Corporation in 1987, where he served as Chairman of the board from 1992 to 1994 and also Chairman of the Audit Committee. Mr. Paek was also the internal audit director of Continental Insurance Companies in the Southern region of the U.S. from 1974 to 1980. From 2002 to 2016, Mr. Paek served as Chairman of the board of directors of the Center for Pan-Asian Community Services, Inc. (CPACS), the largest nonprofit community service organization geared to help Asian immigrants to settle and adjust in the Atlanta metropolitan area. In the early 1990’s, Mr. Paek also served as a member of U.S. Small Business Administration Advisory Council in Georgia. Mr. Paek obtained his Bachelor of Science Degree from College of Commerce, Seoul National University and a Master’s Degree in Business Administration from Northern Illinois University. Mr. Paek brings an extensive knowledge of our business and our markets gained from his long career leading the Bank and growing our franchise into what it is today. In addition, Mr. Paek provides our board with valuable strategic insight and business management skills gained over the course of his business career owning and leading numerous successful businesses.

Frank Glover. Mr. Glover has served as a director of the Bank and the Company since January 2022. Mr. Glover currently serves as Chief Investment Officer of STG Investments, a family office based in Atlanta, Georgia. In this role, Mr. Glover is responsible for investments in both the public and private markets and other family office administration duties. Mr. Glover previously served as the Senior Director of Retirement Investments at Cox Enterprises, Inc. (“Cox”), a privately held global company headquartered in Atlanta, Georgia, from 2012 until the fourth quarter of 2022. In his role at Cox, Mr. Glover oversaw the Growth Fixed Income, Private Equity, and Real Estate investment portfolios of the pension plan. Mr. Glover also has prior related experience with Delta Air Lines and Seabury Group. Mr. Glover is a member of the board of directors of KIPP Metro Atlanta Schools.  Mr. Glover, a CFA charterholder, received a Bachelor of Science degree from Davidson College and a Masters of Business Administration from the Kellogg School of Management at Northwestern University. Mr. Glover’s experience as an institutional investment specialist brings to the board valuable expertise in finance and investment management.

William J. Hungeling. Mr. Hungeling is the Chairman of our Audit and Compliance Committee and has served as a board member since November 2020. Mr. Hungeling is a certified public accountant and managing shareholder of Hungeling CPA, PC, a public accounting firm located in metropolitan Atlanta. Mr. Hungeling has been with Hungeling CPA, PC since 1994 and has been the managing shareholder since 2015.  Mr. Hungeling has been a member of the American Institute of Certified Public Accountants and Georgia Society of Certified Public Accountants for over 20 years. He has served as a board member of the Atlanta Conference of the St. Vincent de Paul Society and was a founding board member of the Old Fourth Ward Business Association and the Hope-Hill Elementary Foundation. Mr. Hungeling received a Bachelor of Arts degree from the University of Notre Dame and a Master’s Degree in Taxation from Georgia State University. Mr. Hungeling’s public accounting experience assisting his broad cross-section of business clients with maintaining GAAP-based financial statements and complying with ever-changing governmental regulations brings valuable experience to the board.

Francis Lai. Mr. Lai has served as a director of the Bank since 2010 and a director of the Company since the Company’s inception in 2014. Mr. Lai, a native of Malaysia, is currently the managing member of Goldfield Capital, LLC, an operator of commercial real estate ventures, a position he has held since 1996. Prior to 1984, Mr. Lai worked with Hock Hua Bank Berhad in Sabah, Malaysia and was a director of Summit Bank Corporation from 1984 to 2007. Mr. Lai previously served on the board of directors of the Chamblee Chamber of Commerce. Mr. Lai earned an Associate’s Degree in Arts from the University of the State of New York, and B.A. in Economics and M.B.A. degrees from Mercer University in Atlanta, Georgia. Mr. Lai’s commercial real estate background and his prior experience as a bank director provides the board with valuable experience and insight into commercial real estate trends

Directors Whose Terms Expire in 2027

Farid Tan. Mr. Tan is the President of the Company and the Chief Executive Officer of the Bank, and has over 40 years of banking experience. Mr. Tan also served as the Chief Financial Officer of the Company and the Bank from July 2019 to October 2021. Mr. Tan joined the Executive Training Program for Bank Bumiputra Malaysia, a Malaysian bank owned by the Malaysian government, in 1981 where he served in a number of positions both in Malaysia and in New York, including Senior Account Officer, Senior Internal Audit Supervisor, and Senior Foreign Exchange Dealer. He was promoted to Assistant General Manager in 1993, a position that he held for six years before leaving in 1999 to become the Senior Credit Officer for Global Commerce Bank, a local community bank in Doraville, Georgia. He was President and Chief Executive Officer of Global Commerce Bank from 2002 to 2005 before leaving to become President and Chief Executive Officer of Metro City Bank, which opened in early 2006. Mr. Tan was educated at Polytechnic Ungku Omar, Malaysia where he received a diploma in accounting. Mr. Tan is currently serving as a member of the FDIC’s MDI Subcommittee of the Advisory Committee on Community Banking. Mr. Tan previously served as a member of CFPB’s Community Bank Advisory Council from September 2013 to April 2015 and as a member of the ICBA Minority Bank Council from April 2015 to April 2016. Mr. Tan was a member of the Association of Cambiste International (ACI) and the Financial Market Association, Malaysia and USA. Mr. Tan is fluent in Mandarin, Malay, and English. Mr. Tan provides the board his vast experience in community, regional and international banking that covers financial operations, audit, retail banking, mergers and acquisitions, loan syndication, foreign exchange trading, security investment, strategic planning and portfolio management. Additionally, he provides an overall perspective of all facets of the Company’s business, financial condition and strategic direction.

Don T.P. Leung. Mr. Leung is the Vice Chairman of our board and has served as a director since the inception of the Bank in 2006. Mr. Leung served as the Managing Member of Light Efficient Depot, LLC, an operator in energy efficient commercial lighting, from February 2012 to June 2015. Prior to his role with Light Efficient Depot, LLC, Mr. Leung established and managed an apparel company that developed private label apparel for 23 years. Mr. Leung graduated from University of Central Lancashire in United Kingdom with a degree in Marketing. Mr. Leung’s experience as managing member of Light Efficient Depot, LLC has given him leadership experience and business acumen that is beneficial to our board, especially as the Chairman of the Bank’s Credit Risk Management Committee.

Ajit A. Patel. Mr. Patel is the Chairman of our Compensation Committee and has served as a board member since the founding of the Bank in 2006. Mr. Patel is the Managing Member of Amrit & Sons I, LLC and Relax Hospitality, LLC, positions he has held since 1999 and 2010, respectively, and he is also an owner and operator of two hotels in Pensacola, Florida. He currently serves on the Days Inn Advisory Council and was elected to their Board of Directors in 2017 and currently serves as the Board Chairman. He also served as a director and treasurer of Visit Pensacola, Inc. from 2014 to 2016. In addition, he worked as a financial consultant at the Ayco Company from 1993 to 1997. Mr. Patel was educated in London at the City University where he graduated with honors in Economics and Accountancy. He also received a Master’s Degree in Taxation from Georgia State University. Mr. Patel’s extensive experience as a managing member of two commercial real estate companies brings to our board strategic and operational depth and experience as well as valuable perspective in the hospitality industry.

RETIRING DIRECTOR

Sam Sang-Koo Shim. Mr. Shim has served as a board member since the founding of the Bank in 2006. Mr. Shim is a certified public accountant, certified valuation analyst, and a certified government finance manager who owns and is the President of SKS Consulting, Inc., a CPA consulting firm that he founded in 2002. Prior to founding SKS Consulting, Inc., Mr. Shim served in the Bureau of General Accounting for the State Government of Illinois for 23 years, where he retired as Chief of the Bureau of General Accounting. Mr. Shim graduated from the Business School of Seoul National University, Korea, and received a Master’s Degree in Business Administration from Northern Illinois University and an M.S. Degree in Business from the University of Wisconsin at Madison. Mr. Shim is active in the Illinois CPA Society and American Institute of CPA Society, and National Association of Certified Valuation Analysts. Mr. Shim’s experience as a CPA, certified valuation analyst and a certified government finance manager brought to our board over 25 years of experience in accounting and valuation, as well as experience in executive management. On March 19, 2025, Mr. Shim notified the Company and the Bank of his decision to resign as a member of the board of directors of the Company and the Bank, effective as of May 31, 2025. As a result, Mr. Shim will also be resigning as a member of the Company’s Audit and Compliance, Compensation and Nominating and Governance Committees. Mr. Shim’s decision to resign is not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Overview

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our board of directors determines that it would benefit us and our shareholders.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in areas relevant to our business. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our board of directors also considers the candidate’s independence, character, judgment, diversity of background, age, skill-sets, financial literacy, specific business background and global or international experience in the context of our needs and those of the board of directors. Our board of directors’ priority in selecting board members is the identification of persons who will further the interests of our shareholders through his or her record of professional and personal experiences and expertise relevant to our growth strategy. The following matrix depicts the diversity of experience of our board of directors.

Qualifications and Experience	Glover	Hungeling	Kim	Lai	Leung	Lu	J. Paek	N. Paek	Patel	Rhee	Shim	Tan
Banking/Financial Services			X	X				X		X	X	X
Audit/Accounting/Financial Reporting	X	X	X			X	X	X	X	X	X	X
C-Suite/Executive Leadership	X	X	X	X	X	X	X	X	X	X	X	X
Strategic Planning		X	X	X	X	X	X	X	X	X	X	X
Corporate Governance		X	X	X	X	X	X	X	X	X	X	X
Capital Markets	X		X	X				X				X
Information Technology/Cybersecurity					X	X				X		X
Legal/Regulatory Compliance	X		X	X	X	X	X	X	X	X	X	X
Risk Management	X		X	X	X	X	X	X	X			X
Sales/Marketing			X		X			X	X	X	X	X

Director Independence

Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of our board of directors. The rules of the Nasdaq Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

Our board of directors has evaluated the independence of its members based upon the rules of the Nasdaq Stock Market and the SEC. Applying these rules, our board of directors has affirmatively determined that, with the exception of Messrs. Nack Paek, Farid Tan, Howard Kim, John Paek and Frank Glover, each of our current directors is an independent director, as defined under the applicable rules. The board determined that Messrs. N. Paek, Tan and Kim each do not qualify as an independent director because they are all executive officers of the Company and/or the Bank. The board also determined that Messrs. Glover and J. Paek do not qualify as independent directors because they are the son and son-in-law, respectively, of the Chairman of the board, Mr. Nack Y. Paek.

Board Leadership Structure

The Company is committed to strong board leadership. Our governance framework provides the board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. The boards of directors of the Company and the Bank are comprised of the same individuals. Mr. Paek has been the Chairman of our board of the Bank since 2006 and Chairman of the board and the Chief Executive Officer of the Company since its inception in 2014. Mr. Paek’s primary duties are to lead our board of directors in establishing our overall vision and strategic plan and to lead our management in carrying out that plan. Mr. Tan has served as the Chief Executive Officer of the Bank since the Bank began its operations in 2006. The day-to-day operations of the Bank are managed by Mr. Tan, subject to the authority and direction of the Bank’s board of directors. Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board. Our board of directors endorses the view that one of its primary functions is to protect shareholders’ interests by providing independent oversight of management, including the Chief Executive Officer. However, after careful consideration, the board of directors does not believe that mandating a particular structure, such as designating an independent lead director or having a separate Chairman of the board and Chief Executive Officer, is necessary to achieve effective oversight. As a result, our board of directors has not designated an independent lead director nor has it designated a separate Chairman of the board and Chief Executive Officer. Seven of the board’s current twelve directors have been determined by our board of directors to be independent under the listing standards of the Nasdaq Stock Market. All directors, including the Chairman of the board, are bound by fiduciary obligations imposed by law to serve the best interests of the shareholders. Accordingly, separating the offices of Chairman of the board and Chief Executive Officer would not serve to materially enhance or diminish the fiduciary duties of any director.

From time to time, the board leadership structure will be re-evaluated to ensure that it continues to be the most effective approach in serving the Company’s goals. In addition, to further strengthen the oversight of the full board of directors, our outside directors hold executive sessions at which only outside directors are present. The executive sessions are scheduled in connection with regularly scheduled board meetings, which occurs at least four times a year.

Non-Management Executive Sessions

In order to give a significant voice to our non-management directors, the Company holds executive sessions of our outside directors. Our board believes this is an important governance practice that enables the board to discuss matters without management present. Our outside directors are given the opportunity to meet in executive session following each regularly scheduled board meeting. Our outside directors meet separately from the other directors in regularly scheduled executive sessions at least four times annually, and at such other times as may be deemed appropriate by the Company’s outside directors. Nack Y. Paek, the Chairman of the board, presides at all executive sessions of the outside directors, and sets the agenda for such executive sessions. Any outside director may call an executive session of outside directors at any time. The outside directors met four times in executive session in 2024.

Risk Management and Oversight

The board of directors has ultimate authority and responsibility for overseeing our risk management. The board of directors monitors, reviews and reacts to material enterprise risks identified by management. The board receives specific reports from executive management on financial, credit, liquidity, interest rate, capital, operational, legal compliance and reputation risks and the degree of exposure to those risks. The board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. Board committees have responsibility for risk oversight in specific areas. The Audit and Compliance Committee oversees financial, accounting and internal control risk management policies, and also oversees the risk and compliance programs, adherence to management policies and procedures, compliance with regulatory requirements and information technology strategies and activities. The Compensation Committee assesses and monitors risks in our compensation program. The Nominating and Governance Committee oversees the nomination process and evaluation of the board and is responsible for overseeing our corporate governance principles, as well as oversight of our corporate responsibility strategy and reporting. The Credit Risk Management Committee is primarily responsible for credit and other risks arising in connection with our lending activities, which includes overseeing management committees that also address these risks. The Asset

Liability and Liquidity Management Committee monitors our interest rate risk, with the goal of structuring our asset-liability composition to maximize net interest income while minimizing the adverse impact of changes in interest rates on net interest income and capital.

Cybersecurity and Information Security Risk Oversight

Our board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. In particular, our board and senior management each receives regular reporting on cybersecurity and information security risk, as well as presentations throughout the year on cybersecurity and information security topics. Our Information Technology Committee also reviews and approves our Information Security Program. Our Information Technology Committee and Information Security Officer reviews cybersecurity and information security as well as steps taken by management to understand and mitigate such risks. Our board received regular updates on cybersecurity and information security risk in 2024 and discussed cybersecurity and information security risks with both the Information Technology Committee and Information Security Officer. For more information on our cybersecurity risk management, strategy, and governance, see “Part I - Item 1C. Cybersecurity” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Board and Committee Self-Evaluation

Our board of directors and board committees undertake a joint evaluation process on a semi-annual basis, using an evaluation questionnaire provided by an independent third party. Each director evaluates his or her own performance, as well as the performance of his or her fellow directors. The evaluations are reviewed by the chairman of the Nominating and Governance Committee, and the aggregated results are shared and discussed by the board as a whole. The evaluation process improves the overall effectiveness of the board and committees by identifying strengths, as well as areas for which additional training may be needed.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. The code provides fundamental ethical principles to which these individuals are expected to adhere to and operates as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, our Company. Our Code of Business Conduct and Ethics is available on our website at www.metrocitybank.bank under “Investor Relations – Corporate Governance.” We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by Nasdaq Stock Market rules.

Insider Trading Policy

The Company has adopted an insider trading policy that prohibits directors, officers, employees or any of their immediate family members from purchasing, selling, or offering to purchase or sell, any Company security while in possession of material nonpublic information about the Company. The policy also prohibits such individuals from communicating that information to any other person without the Company’s authorization. As part of the policy, the Company has instituted blackout periods for directors, officers, and certain other employees, and requires pre-clearance of all transactions in any Company security by such persons. A copy of the Company's Insider Trading Policy has been filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Corporate Responsibility Initiatives

Our board of directors is committed to overseeing our corporate responsibility initiatives. We consider corporate responsibility-related matters throughout the organization with a focus on transparency and continuous improvement. Our corporate responsibility initiatives are currently focused on supporting the communities we serve in the areas of affordable housing, community development, and financial education; promoting inclusion and belonging within the Company; and

corporate governance best practices. The Nominating and Governance Committee has taken on the oversight responsibility for corporate responsibility strategy and reporting.

Environmental

We recognize that being a good steward of environmental resources is essential to protect and sustain our environment for those we serve and future generations. We believe operating sustainably creates long-term value for our customers, communities and shareholders through reducing risks, strengthening our communities and helping us meet expectations of our shareholders. In an effort to further enhance our environmental efforts, we have commenced an assessment to identify the issues that represent the most significant opportunities to enhance our environmental initiatives and to mitigate environmental-related risks.

Social

We recognize that our most valuable asset is our people. The Company believes that a workforce that has a diversity of backgrounds, experiences and perspectives fosters an environment where everyone can thrive and be successful. Of the 240 full-time equivalent employees as of December 31, 2024, approximately 82% of the Company’s workforce identify as a female and 94% are persons of color. Included in the 240 full-time equivalent employees are 55 employees who have management roles. Of these 55 management roles, 64% of the managers identify as a female and 89% are persons of color. In addition, we conduct an external pay equity study periodically to ensure that a gender pay gap does not exist.

Our culture emphasizes our longstanding dedication to being respectful to others and having a workforce that is representative of the communities we serve. Diversity of background and inclusion are fundamental to our culture. Our future success depends on our ability to attract, retain and develop employees. Our talent acquisition teams partner with hiring managers in sourcing and presenting a diverse slate of qualified candidates to strengthen our organization. Professional development is a key priority, which is facilitated through our many corporate development initiatives including training programs, corporate mentoring, and educational reimbursement.

As part of our effort to attract and retain employees, we offer a broad range of benefits, including health, dental and vision insurance, life and disability insurance, cell phone reimbursement, educational tuition reimbursement, 401(k) retirement plan, and generous paid time off. We believe our compensation package and benefits are competitive with others in our industry.

The Bank is subject to the Community Reinvestment Act (the “CRA”), under which the appropriate federal banking agency periodically assesses the Bank’s record in meeting the credit needs of the communities it serves, including low and moderate income neighborhoods. The Bank had a rating of  “Satisfactory” in its most recent CRA evaluation. The Bank has a designated CRA officer that monitors the Bank’s compliance under this act.

Governance

The Company believes that strong corporate governance and decision making are the foundation of operating responsibly and necessary for creating long-term shareholder value. Our directors are required to complete training on safety and soundness, bank management/regulation, and board governance and oversight on an annual basis, and receive regular training on cybersecurity, CRA, the Bank Secrecy Act, fair lending, corporate responsibility-related matters, and insider trading throughout the year from our Compliance and IT teams. Our board of directors also review the Company’s entire portfolio of policies in detail every year, to ensure that the policies are accurate and that the Bank is in compliance with policy requirements.

The Company’s Code of Business Conduct and Ethics drives a workplace and workforce that embraces the highest ethical and moral standards. We maintain strong and confidential reporting processes and procedures that support an open and honest environment in an effort to ensure that the highest principles of integrity and inclusion are maintained.

Board Diversity

The Company highly values diversity on our board of directors. We aim to ensure that the composition of the board reflects diversity of race, gender, age, geography, education, and work experience. We believe that a diverse board translates to more effective strategic planning, critical decision making, and creative problem solving, all resulting in a better return for our shareholders.

Board Diversity Matrix (As of April 15, 2025)	Female	Male
Total Number of Directors	12
Part I: Gender Identity
Directors	1	11
Part II: Demographic Background
African American or Black	0	0
Asian (Excluding India)	1	8
Indian	0	1
White	0	2

Board Meetings

The Company’s board of directors meets at least quarterly, and the Bank board of directors meet monthly. All such meetings are led by our Chairman of the board, Mr. Nack Y. Paek, who is also our Chief Executive Officer. Directors are expected to attend all board meetings, all meetings of committees on which they serve, and the annual shareholders’ meeting. The Audit and Compliance Committee and our independent directors meet at least on a quarterly basis. The Compensation Committee and the Nominating and Governance Committee typically meet at least twice a year.

There were four (4) regular meetings and two (2) special meetings of the board of directors of the Company, twelve (12) regular meetings of the Bank’s board of directors and one (1) joint meeting of the board of directors of both the Company and the Bank, during the fiscal year ended December 31, 2024. The board of directors of the Company and the Bank are comprised of the same individuals. Each director participated in at least 75% or more of the aggregate of (i) the total number of meetings of the board (held during the period for which he or she was a director) and (ii) the total number of meetings of all committees of the board on which he or she served (during the period that he or she served). We expect, but do not require, our directors to attend our annual meeting. Nine of our directors attended the 2024 annual meeting of shareholders.

Committees of the Board

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit and Compliance Committee, the Compensation Committee, and the Nominating and Governance Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our articles and bylaws.

The following table shows the membership of our board of directors and each standing committee in 2024 and as of the date of this proxy statement:

Name	Audit and Compliance Committee	Compensation Committee	Nominating and Governance Committee
Frank Glover
William J. Hungeling*	Chair	X
Howard Hwasaeng Kim
Francis Lai*		X	Chair
Don T.P. Leung*
Feiying Lu*	X		X
John Paek
Nack Y. Paek
Ajit A. Patel*	X	Chair	X
Frank S. Rhee*	X
Sam Sang-Koo Shim*	X	X	X
Farid Tan
Number of Meetings in 2024	13	2	2
*	Independent Director

Audit and Compliance Committee. The Company has a separately designated standing Audit and Compliance Committee as required by the rules of the Nasdaq Stock Market. During 2024, the Audit and Compliance Committee held thirteen meetings. Our board has adopted a written charter for the Audit and Compliance Committee that sets out the responsibilities, authority and specific duties of the Audit and Compliance Committee, which the board reviews annually. The Audit and Compliance Committee charter is available on the Company’s website at www.metrocitybank.bank under “Investor Relations – Corporate Governance.”

The responsibilities of the Audit and Compliance Committee include the following:

●	selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;
●	pre-approving audit, permitted non-audit and tax services to be provided by the Company’s independent auditor;
●	reviewing and evaluating our independent auditor’s qualification, performance and independence;
●	reviewing actions by management on recommendations of the independent auditors and internal auditors;
●	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;
●	reviewing our annual audited financial statements, quarterly financial statements, earnings releases and reports filed with the SEC;
●	reviewing critical accounting policies and practices of the Company;
●	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports; and
●	handling such other matters that are specifically delegated to the Audit and Compliance Committee by our board of directors from time to time.

The Committee has the authority, in its sole discretion, to select, retain and terminate (and obtain the advice of) any legal, accounting or other advisers as necessary to assist with the execution of its duties and responsibilities as set forth in the committee charter. The members of the Audit and Compliance Committee are William J. Hungeling (committee chair), Feiying Lu, Ajit Patel, Frank Rhee and Sam Shim. Each member of the Audit and Compliance Committee meets the independence criteria as defined by applicable rules and regulations of the SEC for audit committee membership and is independent and is “financially sophisticated” as defined by the applicable rules and regulations of the Nasdaq Stock Market.

The board of directors has determined that William J. Hungeling has: (i) an understanding of generally accepted accounting principles and financial statements; (ii) an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) an experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions.

Therefore, the board determined that William J. Hungeling meets the definition of “audit committee financial expert” under the applicable rules and regulations of the SEC and is “financially sophisticated” as defined by the applicable rules and regulations of the Nasdaq Stock Market. The designation of a person as an audit committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933, as amended (the “Securities Act”). The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other audit committee member or any other director and does not affect the duties, obligations or liability of any other member of the Audit and Compliance Committee or board of directors.

Compensation Committee. The Company has a separately designated Compensation Committee, which consists entirely of independent directors as defined by the applicable rules and regulations of the Nasdaq Stock Market. During 2024, the Compensation Committee held two meetings. Our board has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.metrocitybank.bank under “Investor Relations – Corporate Governance.” The Compensation Committee has the following responsibilities:

●	determine the Company’s total compensation strategy designed to attract and retain leadership talent and motivate executive officers to improve their individual performance and the financial performance of the Company;
●	annually review and approve corporate goals and objectives relevant to Chief Executive Officer (“CEO” compensation, evaluate the CEO’s performance in light of such goals and objectives, and review and approve the CEO’s compensation based on such evaluation, including but not limited to salary, cash-based and/or equity-based short- and/or long-term incentive awards;
●	annually review and approve the compensation of the Company’s other executive officers, including but not limited to salary, cash-based and/or equity-based short- and/or long-term incentive awards;
●	periodically review the Company’s management succession planning, including policies for CEO selection and succession in the event of the incapacitation, retirement or removal of the CEO, and evaluations of, and development plans for, any potential successors to the CEO;
●	review and approve the Company’s compensation and benefits for its executive officers generally, including the review and recommendation of any incentive-compensation and equity-based plans of the Company that are subject to board approval;
●	review and approve compensation for the Company’s non-employee directors;
●	oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters;

●	administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant;
●	review and assess risks arising from the Company’s compensation policies and practices for its employees and determine whether any such risks are reasonably likely to have a material adverse effect on the Company;
●	annually review the Compensation Committee charter and recommend any proposed changes to the board for approval; and
●	annually evaluate the performance of its duties and present the results of such evaluation to the board.

The Committee has the authority, in its sole discretion, to select, retain and terminate (and obtain the advice of) any compensation adviser, including but not limited to compensation consultants and outside legal counsel, as necessary to assist with the execution of its duties and responsibilities as set forth in the committee charter, but only after taking into consideration all factors relevant to the advisor’s independence from management. In 2024, the Committee did not engage any compensation advisor or consultant. The Committee may delegate its authority to subcommittees or the committee chair when it deems it appropriate and in the best interests of the Company.  The members of the Compensation Committee are Ajit Patel (committee chair), William J. Hungeling, Francis Lai and Sam Shim.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or was an officer or employee of the Company. In addition, none of our executive officers serves or has served as director or as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nominating and Governance Committee. The Company has a separately designated the Nominating and Governance Committee, which consists of entirely independent directors as defined by the applicable rules and regulations of the Nasdaq Stock Market. During 2024, the Nominating and Governance Committee held two meetings. Our board has adopted a written charter (which is reviewed annually) for the Nominating and Governance Committee, which is available on the Company’s website at www.metrocitybank.bank under “Investor Relations – Corporate Governance.”

The purposes of the Nominating and Governance Committee include the following responsibilities:

●	identifying individuals qualified to become board members;
●	recommend to the board director nominees for election at each annual meeting of shareholders or to fill vacancies on the board;
●	formulate and recommend for adoption by the full board a policy for consideration of nominees for election to the board who are recommended by shareholders of the Company;
●	consider candidates recommended by the shareholders of the Company in accordance with the board’s policy for such consideration;
●	consider the numerous qualifications and factors included in the Nominating & Governance Committee charter when evaluating and selecting potential new director;
●	evaluate board performance and annually review the appropriate skills and characteristics required of board members in the context of the current make-up or the board, including such factors as business and professional experience, diversity in background and personal skills in finance, real estate capital markets, government regulation, financial reporting and other areas that are expected to contribute to an effective board;

●	review the effectiveness, structure and operation of committees of the board and the qualifications of members of the board committees, and recommend to the board the directors to serve or be removed as members of each committee and to recommend additional committee members to fill any vacancies;
●	develop for board approval a set of corporate governance guidelines applicable to the Company and its subsidiary, periodically review and assess these and their application, and recommend to the board any changes that the Committee deems appropriate;
●	develop for board approval the Company’s Code of Business Conduct and Ethics and periodically review and assess the codes and their application, and recommend to the board any changes that the committee deems appropriate; and
●	reviewing and approving or ratifying related party transactions.

The Committee has the authority, in its sole discretion, to select, retain and terminate (and obtain the advice of) any advisors, including but not limited to search firms and outside legal counsel, as necessary to assist with the execution of its duties and responsibilities as set forth in the committee charter.  The members of the Nominating and Governance Committee are Francis Lai (committee chair), Feiying Lu, Ajit Patel and Sam Shim.

Shareholder Candidates. The Nominating and Governance Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the board does not believe that such a separate policy is necessary as the Company’s bylaws permit shareholders to nominate candidates. The Committee evaluates individuals recommended by shareholders for nomination as directors according to the criteria discussed above and in accordance with the Company’s bylaws and the procedures. described under “Shareholder Proposals” on page 43 of this proxy statement.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers, including their names, ages and positions. The business address for all of these individuals is 5114 Buford Highway, Doraville, Georgia 30340.

Name	Age	Position
Nack Y. Paek	83	Chief Executive Officer of the Company and Executive Chairman of the Bank
Farid Tan	67	President of the Company and Chief Executive Officer of the Bank
Howard Hwasaeng Kim	68	Executive Vice President of the Company and Chief Lending Officer, Chief Operating Officer, and President of the Bank
Lucas Stewart	46	Executive Vice President and Chief Financial Officer of the Company and the Bank
Abdul Mohdnor	55	Executive Vice President and Chief Compliance Officer of the Company and the Bank

The business experience of Messrs. Stewart and Mohdnor (the only executive officers who are also not a director of the Company) is set forth below. Other than Mr. Paek, who is the father of Mr. J. Paek and father-in-law of Mr. Glover, both directors of the Company, no executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he was selected as an officer.

Lucas Stewart. Mr. Stewart has served as our Executive Vice President and Chief Financial Officer of the Company and the Bank since October 2021 and previously served as the Company’s Senior Vice President and Chief Accounting Officer after joining the Company in May 2019. Prior to that, Mr. Stewart served as Vice President and SEC and SOX Reporting Manager at Fidelity Bank from 2014 to 2019. Mr. Stewart also worked as a Director for Mauldin & Jenkins, a regional public accounting firm in Atlanta, GA, from 2004 to 2014 specializing in financial institutions. Mr. Stewart currently serves on the Board of Directors for Campbell Stone, a non-profit organization that provides affordable apartment living and services to senior adults, and serves as its Treasurer and chairman of the Board Finance Committee.  Mr. Stewart has over 20 years of financial institution experience with extensive knowledge in the areas of accounting, SEC and external reporting, financial planning, budgeting, operations, audit, and internal controls. Mr. Stewart received his  Bachelor’s and Master’s degree in Accounting from the University of Alabama.

Abdul Mohdnor. Mr. Mohdnor has served as our Executive Vice President and Chief Compliance Officer of the Company and the Bank since October 2020 and previously served as the Company’s Executive Vice President and Compliance Manager since October 2018 and as the Company’s Senior Vice President and Compliance Officer since the inception of the Bank in 2006. Prior to that, Mr. Mohdnor was Vice President and Compliance Officer at Global Commerce Bank from 2001 to 2005. Mr. Mohdnor has over 25 years of financial institution experience with extensive knowledge of financial institution regulatory compliance. He is responsible for the implementation and supervision of the overall compliance program of the Bank, including all Compliance Risk Management programs encompassing AML/CFT, Sanctions Compliance, Fair Lending, Operations, Strategy, and Administration.  Mr. Mohdnor received his Bachelor’s degree in Business Management from the University of South Alabama, his Master’s degree in Master of Business Administration from Mercer University and his Master’s degree in Juris Master from Florida State University.

PROPOSAL 2. NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires the Company to permit a non-binding advisory vote on the compensation of its executive officers (“NEOs”), as described and presented in the “Executive Compensation” section of this proxy statement, and the accompanying tables and narrative disclosure.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K located in the “Executive Compensation” section of this proxy statement, and the accompanying executive compensation tables and narrative discussions is hereby approved.”

Because your “say-on-pay” vote is advisory, it will not be binding upon the board of directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3. NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, the Company’s shareholders have the opportunity to vote on how often they believe the advisory vote on compensation paid to the NEOs should be held in the future. Shareholders can advise the board on whether such votes should occur every one year, every two years or every three years.

After careful consideration, the board has determined that an advisory vote on executive compensation that occurs every two years is the most appropriate alternative for the Company, and therefore the board recommends that you vote for a two-year interval for the advisory vote on compensation paid to the NEOs.

While the board recommends that shareholders vote to hold the advisory vote on frequency of shareholder vote on executive compensation every two years, the voting options are to hold such vote every one year, every two years or every three years. Shareholders may also abstain from voting on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the board in any way, the board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on compensation paid to the NEOs more or less frequently than the option approved by the Company’s shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR TWO YEARS” WITH RESPECT TO THE FREQUENCY WITH WHICH THE SHAREHOLDERS WILL VOTE ON THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

The Company completed an initial public offering of our common stock in October 2019 as an emerging growth company under the Jumpstart Our Business Startups Act of 2012. Our eligibility as an emerging growth company expired on December 31, 2024, which is the last day of the fiscal year following the five year anniversary from the date of our initial public offering. As a result, this proxy statement includes information with respect to our executive compensation program, policies, and practices that would not have been required had we been an emerging growth company, including the Compensation Discussion and Analysis and certain additional compensation tables as set forth below.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation structure, process and implementation for certain named executive officers (“NEOs”) of the Company. Our NEOs consist of the following executive officers: (i) Chief Executive Officer; (ii) Chief Financial Officer.; and (iii) each of the next three most highly compensated executive officers of the Company. The NEOs for 2024 are as follows:

Name	Position
Nack Y. Paek	CEO of the Company and Executive Chairman of the Bank
Farid Tan	President of the Company and CEO of the Bank
Howard Hwasaeng Kim	EVP of the Company and CLO, COO and President of the Bank
Lucas Stewart	EVP and Chief Financial Officer of the Company and the Bank
Abdul Mohdnor	EVP and Chief Compliance Officer of the Company and the Bank

2024 Executive Compensation Program

Our Executive Compensation Program has three primary elements: base salary, annual short-term cash incentives and annual short-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy.

Base Salary

Base salary serves as the fixed component of our compensation program. The Compensation Committee reviews and adjusts the base salary of Messrs. Paek, Tan and Kim every two years with the last base salary adjustments made effective April 1, 2023. No base salary adjustments were made in 2024. The base salaries for Messrs. Stewart and Mohdnor are determined by the CEO. Messrs. Stewart and Mohdnor both received a 6.5% salary increase in 2024 effective October 1, 2024.

Executive Incentive Bonus Plan

Messrs. Paek, Tan and Kim participate in the Executive Incentive Bonus Plan (the “EIBP”), which provides for both short-term cash and equity incentive (STI) awards. Pursuant to the EIBP, each NEO is eligible to earn an STI award comprised of both a cash payment and a restricted stock grant, based on the achievement of a return on average equity (ROAE) target. If ROAE equals or exceeds 15.0% for 2024, then each NEO is eligible to earn an STI award expressed as a percentage of a total bonus pool (Mr. Paek, 30.0%; Mr. Tan, 30.0%; and Mr. Kim, 25.0%).  The bonus pool is equal to a percentage of the Bank’s net after-tax income (up to a maximum of 10% based on achievement of the ROAE performance goal). For 2024, the Company exceeded the 15.0% ROAE target as actual 2024 ROAE was 16.2%. Therefore, the bonus pool was equal to approximately $6.5 million (10% of net after-tax income), and Messrs. Paek, Tan and Kim were eligible to receive an STI award equal to 30.0%, 30.0%, and 25.0% of the bonus pool, respectively.  The Compensation Committee approved a cash incentive payment to each of Messrs. Paek, Tan and Kim in the amount equal to 200% of their base salary. These cash incentive payments were made in December 2024.

We use ROAE as the metric to determine annual STI payments because it directly links NEO performance to the Company’s financial health and shareholder value, encouraging actions that boost profitability and shareholder returns.  ROAE is calculated as net income divided by average shareholders’ equity.

Messrs. Stewart and Mohdnor do not participate in the Executive Incentive Plan but, instead, are eligible to receive a cash bonus that is paid to all employees annually. In 2024, they received a cash bonus equivalent to two months, or 16.7%, of their base salary. Their cash bonus was paid in December 2024.

The amount remaining in the bonus pool after cash incentive payments are paid to the NEOs will be granted on June1, 2025 in the form of shares of restricted stock using the same allocations as the cash incentive payment (Mr. Paek, 30.0%; Mr. Tan, 30.0%; and Mr. Kim, 25.0%). These restricted shares will vest 25% on the date of grant, and the remaining restricted shares will vest 25% on each of the first three anniversaries of the date of grant, subject to the executive’s continued employment with us on each vesting date, or upon the earlier occurrence of a change of control or the executive’s death or disability.

On June 1, 2024, we granted each of Messrs. Paek, Tan and Kim 34,215, 34,215 and 25,754 shares of restricted stock, respectively. The restricted shares were granted in satisfaction of STI awards that were earned in 2023 in excess of 150% of the NEO’s base salary.

Messrs. Stewart and Mohdnor received restricted stock grants in 2024 based upon Mr. Paek’s recommendation to the Compensation Committee. On June 1, 2024, we granted each of Messrs. Stewart and Mohdnor 913 and 710 shares of restricted stock, respectively. The restricted shares vested 25% on the date of grant, and the remaining restricted shares will vest 25% on each of the first three anniversaries of the date of grant, subject to the executive’s continued employment with us on each vesting date, or upon the earlier occurrence of a change of control or the executive’s death or disability

Executive Compensation Policies

Prohibitions on Hedging

The Company prohibits all directors, officers and employees from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against short-selling Company securities and transactions in any derivative of Company securities, including buying and writing options. Directors, officers and employees are restricted from buying Company securities on margin or using Company securities as collateral for a loan. Additionally, the Company’s Insider Trading Policy prohibits trading for directors, officers and certain employees during designated blackout periods and requires approval by the Company’s Compliance Officer or Chief Financial Officer prior to any trade.

Clawback Policy

The Company maintains a clawback policy that complies with the applicable listing standards of the Nasdaq Stock Market and Rule 10D-1 under the Securities Exchange Act of 1934. In the event of a restatement of the reported financial results of the Company due to material non-compliance with financial reporting requirements, the Compensation Committee will recover reasonably promptly the amount of all erroneously awarded compensation received by an executive officer during the covered period (within the meaning of such terms as provided in the Nasdaq listing standards).

Equity Grant Practices

The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. While we do not have a formal equity grant policy, the timing of grants generally occurs in accordance with the yearly compensation cycle. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation

For the amount remaining in the total bonus pool after cash incentive payments are made to the NEOs, restricted stock will be grandted to the NEOs in 2025 using the same allocations as the cash incentives (Mr. Paek, 30.0%; Mr. Tan, 30.0%; and Mr. Kim, 25.0%). These restricted shares will vest 25% on the date of grant, and the remaining restricted shares will vest 25% on each of the first three anniversaries of the date of grant, subject to the executive’s continued employment with us on each vesting date, or upon the earlier occurrence of a change of control or the executive’s death or disability.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires the Company’s directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports regarding their initial stock ownership and subsequent changes to their ownership with the SEC. To our knowledge, based solely on a review of copies of these reports and written representations from directors and executive officers, we believe that all Section 16 filing requirements were met during the fiscal year ended December 31, 2024, except that Mr. Abdul Mohdnor inadvertently failed to file on a timely basis a Form 3 with respect to his holdings of Company stock as of December 31, 2024.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Ajit Patel (Chairman)

William J. Hungeling

Francis Lai

Sam Shim

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to our named executive officers during our fiscal years ended December 31, 2024, 2023 and 2022.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Nack Y. Paek	2024	470,000	—	843,400	940,000	20,700	2,274,100
Chief Executive Officer	2023	455,000	—	1,028,058	705,000	19,800	2,207,858
	2022	425,000	—	1,001,019	850,000	18,300	2,294,319

Farid Tan	2024	470,000	—	843,400	940,000	20,700	2,274,100
President	2023	455,000	—	1,028,058	705,000	19,800	2,207,858
	2022	425,000	—	1,001,019	850,000	18,300	2,294,319

Howard Hwasaeng Kim	2024	437,000	—	634,836	874,000	20,700	1,966,536
Executive Vice President, Chief Lending Officer and Chief Operating Officer	2023	422,000	—	781,049	655,500	19,800	1,878,349
	2022	392,000	—	758,518	784,000	18,300	1,952,818

Lucas Stewart	2024	239,625	39,938	22,505	—	13,765	315,833
Executive Vice President and Chief Financial Officer

Abdul Mohdnor	2024	215,249	35,875	17,502	—	15,170	283,796
Executive Vice President and Chief Compliance Officer
(1)	Reflects base salaries paid for the respective calendar year. The 2023 salary amounts for Messrs. Paek, Tan and Kim represents a blend of their 2022 and 2024 salary amounts shown above to reflect their last base salary adjustment effective April 1, 2023 (no salary adjustments in 2022 or 2024).
(2)	Reflects annual employee bonus earned by Messrs. Stewart and Mohdnor and represents approximately two months base salary.
(3)	Reflects the aggregate grant date fair value of restricted stock awards granted to the NEOs, based on the fair market value of our common stock on the grant date, calculated in accordance with FASB Topic 718.
(4)	Reflects cash incentive awards earned by Messrs. Paek, Tan and Kim pursuant to our EIBP for the respective calendar year.
(5)	Reflects the employer matching contributions in the Company’s 401(k) plan.

2024 Grants of Plan-Based Awards

The following table contains information about the NEOs’ plan-based awards during 2024.

					All Other
					Stock Awards:
					Number of
					Shares of	Grant Date
		Estimated Future Payouts Under			Stock or	Fair Value of
		Equity Incentive Plan Awards ($)(1)			Units(2)	Stock Awards
Name	Grant Date	Threshold	Target	Maximum	(#)	($)
Nack Y. Paek			995,120	995,120
	6/1/2024				34,215	843,400

Farid Tan			995,120	995,120
	6/1/2024				34,215	843,400

Howard Hwasaeng Kim			738,600	738,600
	6/1/2024				25,754	634,836

Lucas Stewart			—
	6/1/2024				913	22,505

Abdul Mohdnor			—
	6/1/2024				710	17,502
(1)	The amounts of the estimated payouts under the equity incentive plans column represents each executive's opportunity in the event the Company met certian targets in 2024 pursuant to the terms of the STI plan. Restrictive stock awards for 2025 under the 2024 STI plan will be granted on June 1, 2025.
(2)	Reflects restricted stock granted on June 1, 2024.

Outstanding Equity Awards at 2024 Fiscal Year-End

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of		Market Value
	Underlying	Underlying			Shares or		of Shares or
	Unexercised	Unexercised	Options		Units of Stock		Units of Stock
	Options	Options	Exercise	Option	That Have Not		That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested		Vested
Name	(#)	(#)	($)	Date	(#)		($)(4)
Nack Y. Paek	56,378	—	12.70	7/18/2028	12,321	(1)	393,656
					31,286	(2)	999,588
					25,661	(3)	819,869

Farid Tan	56,378	—	12.70	7/18/2028	12,321	(1)	393,656
					31,286	(2)	999,588
					25,661	(3)	819,869

Howard Hwasaeng Kim	56,378	—	12.70	7/18/2028	9,336	(1)	298,285
					23,768	(2)	759,388
					19,315	(3)	617,114

Lucas Stewart	—	—	—	—	—		—
					608	(2)	19,426
					684	(3)	21,854

Abdul Mohdnor	—	—	—	—	—		—
					456	(2)	14,569
					532	(3)	16,997
(1)	The restricted shares vest on June 1, 2025.
(2)	The restricted shares vest fifty percent (50%) on June 1, 2025 and June 1, 2026.
(3)	The restricted shares vest thirty-three percent (33.3%) on each of June 1, 2025, June 1, 2026, and June 1, 2027.
(4)	Market value is based on the closing price of our common stock on December 31, 2024 ($31.95).

Option Exercises and Stock Vested in 2024

The following table provides information regarding options exercised by and restricted stock vested for the NEOs during the fiscal year ended December 31, 2024.

	Option Awards		Restricted Stock
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
Nack Y. Paek	23,622	504,802	41,747	1,029,064
Farid Tan	23,622	504,802	41,747	1,029,064
Howard Hwasaeng Kim	23,622	504,802	31,480	775,982
Lucas Stewart	—	—	533	13,138
Abdul Mohdnor	—	—	406	10,008
(1)	Reflects the gross number of shares underlying the exercised stock options multiplied by the difference between the closing price of our common stock on the exercise date ($34.07) and the exercise price of the option ($12.70).

(2)	Reflects the gross number of shares underlying the vested restricted stock multiplied by the closing price of our common stock on the vesting date ($24.65).

Potential Termination Payments and Benefits

We are party to an employment agreement with each of Messrs. Paek, Tan and Kim, which provide for certain severance and change of control arrangements that will require the Company to provide payments in certain scenarios. All three employment agreements include the same terms. The material terms of these employment agreements are summarized below.  We are not party to an employment agreement with either of Messrs. Stewart or Mohdnor.

Term and Compensation. Each of the employment agreements with Messrs. Paek, Tan and Kim provides for initial 3-year term that expired on August 21, 2022, but automatically renews for additional one-year periods unless either party gives notice to the other of its intent not to renew the agreement within sixty days prior to the renewal date. The employment agreements provide for an annual base salary and participation in all incentive, savings, retirement, and welfare benefit plans generally made available to our senior executive officers. Each of the executives has an opportunity to earn an annual cash bonus based upon performance criteria established from time to time by the board.

Payments to Exeutives Upon Termination of Employment. The rights and obligations of the Company and Messrs. Paek, Tan and Kim in the event of such terminations are set forth as follows:

●	Termination for Cause: IIf Messrs. Paek, Tan or Kim is terminated for cause (as defined in their employment agreements), they will have no right to compensation or other benefits for any period after the termination date. A termination for cause shall be determined by the board of directors in the reasonable exercise of its discretion and acting in good faith.
●	Termination in Connection with Change of Control. If we terminate the executive other than for cause or the executive resigns for good reason (as defined in their employment agreements), in either case within six months prior to, or one year following, a change in control (the “CIC Window”), then the executive will be entitled to receive severance equal to two times his then-current base salary, payable over twelve months, plus reimbursement of a portion of COBRA premiums during the period in which the executive is eligible for COBRA benefits (the amount of such reimbursement being equal to the employer-portion of the cost of health coverage had the executive remained employed with the Company), subject to the executive’s compliance with certain restrictive covenants. Each of the employment agreements provides that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the tax code, there will be a cut back of parachute payments to the extent necessary to avoid the imposition of the excise tax.
●	Termination other than in Connection with a Change of Control. If we terminate an executive other than for cause other than during the CIC Window, the executive will be entitled to receive severance equal to his then-current base salary, payable over twelve months, plus reimbursement of a portion of COBRA premiums during the period in which he is eligible for COBRA benefits (the amount of such reimbursement being equal to the employer-portion of the cost of health coverage had the executive remained employed with the Company), subject to the executive’s compliance with certain restrictive covenants.

Restrictive Covenants. Each of the employment agreements with Messrs. Paek, Tan and Kim contains confidentiality, non-competition and employee non-solicitation covenants that apply during the executive’s employment with us and for one year after his termination of employment.

Summary of Potential Termination Payments and Benefits

The following table describes the potential payments and benefits that would have been payable to the NEOs under our existing plans and agreements, assuming (1) a termination of employment, and/or (2) a change in control occurred, in each case, on December 31, 2024. The closing market price of the Company’s common stock on that date was $31.95 per share. None of the NEOs would be eligible for any of these payments if they were terminated for cause.

				Termination
				Without
				Cause/Good
				Reason in
			Termination	Connection
	Death/Disability	Change of Control	Without Cause	with a Change
NEO	($)	($)	($)	in Control ($)
Nack Y. Paek
Salary(1)	470,000	940,000	470,000	940,000
COBRA(2)	39,659	59,485	59,485	59,485
Equity awards(3)	2,313,113	2,313,113	-	2,313,113
Total	2,822,772	3,312,598	529,485	3,312,598

Farid Tan
Salary(1)	470,000	940,000	470,000	940,000
COBRA(2)	39,659	59,485	59,485	59,485
Equity awards(3)	2,313,113	2,313,113	-	2,313,113
Total	2,822,772	3,312,598	529,485	3,312,598

Howard Hwasaeng Kim
Salary(1)	437,000	874,000	437,000	874,000
COBRA(2)	39,659	59,485	59,485	59,485
Equity awards(3)	1,674,787	1,674,787	-	2,313,113
Total	2,151,446	2,608,272	496,485	3,246,598

Lucas Stewart
Equity awards(3)	41,280	41,280	—	41,280
Total	41,280	41,280	—	41,280

Abdul Mohdnor
Equity awards(3)	31,566	31,566	—	31,566
Total	31,566	31,566	—	31,566
(1)	Reflects an amount equal to two times the executive’s base salary, if the termination occurs during the CIC Window, or one times base salary, if the termination occurs outside the CIC Window.
(2)	Reflects an estimated amount equal to the excess of the cost of continued health insurance coverage over the amount that the executive would have had to pay if the executive remained employed for 18 months following the date of termination.
(3)	Amounts represent the value of the acceleration of any unvested restricted stock awards, assuming the acceleration occurred on December 31, 2024 and based on the closing price of our common stock on December 31, 2024, which was $31.95 per share. Amounts do not include the value of any awards to the extent they were vested as of December 31, 2024.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our employees and that of Nack Y. Paek, our CEO.

The median 2024 annual total compensation of all employees of the Company (other than our CEO) was $66,813, and the 2024 annual total compensation of our CEO was $2,274,100. Based on this information, for 2024, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was 34.0.

We identified our median employee based on the 2024 total gross earnings for all employees, excluding our CEO, who were employed by us as of December 31, 2024. We believe the use of total gross earnings is a consistently applied compensation measure in that it captures all of the components of earnings for all of our employees. We included full-time and part-time employees and annualized earnings for those employees who joined us during the year. After identifying the median employee based on total gross earnings, we calculated the annual total compensation for our median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table above.

Pay Versus Performance

Pursuant to Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (or “CAP”) to the Company’s chief executive officer (“CEO”) and non-CEO named executive officers (the “Non-CEO NEOs”) and certain aspects of the financial performance of the Company. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please see our Compensation Discussion & Analysis. We have excluded Messrs. Stewart and Mohdnor from our pay versus performance disclosures below since they do not participate in the Executive Compensation Program that is maintained and mornitored by the Compensation Committee.

The following table summarizes the compensation of our CEO and other NEOs for each of the fiscal years ending December 31, 2024, 2023 and 2022. Note that for our NEOs other than our chief executive officer, compensation is reported as an average.

					Value of Ininital Fixed $100
			Average		Investment Based On:
			Summary	Average		Peer Group
	Summary		Compensation	Compensation	Total	Total
	Compensation	Compensation	Table Total	Actually Paid	Shareholder	Shareholder		Return on
	Table Total	Actually Paid	for Non-CEO	to Non-PEO	Return	Return	Net Income	Average
Year	for CEO(1)	to CEO	NEOs(2)	CEOs	($)	($)(3)	($)	Equity
2024	2,274,100	3,137,679	1,210,066	1,596,699	137.12	118.22	64,504,000	16.16%
2023	2,207,858	2,917,839	2,043,104	2,681,878	115.36	110.50	51,613,000	14.10%
2022	2,294,319	2,310,067	2,123,569	2,136,699	80.75	88.17	62,602,000	19.55%
(1)	The CEO in 2024, 2023 and 2022 was Nack Y. Paek.
(2)	The non-CEO NEOs in 2024 were Farid Tan, Howard Hwasaeng Kim, Lucas Stewart and Abdul Mohdnor. The non-CEO NEOs in 2023 and 2022 were Farid Tan and Howard Hwasaeng Kim.
(3)	Peer group used for total shareholder return comparisons represents the S&P U.S. Small Cap Bank Index.

The following table reconciles the total compensation shown in the Summary Compensation Table to the compensation actually paid to our CEO and non-CEO NEOs shown in the table above.

	CEO			Average of Non-CEO NEOs
Adjustments	2024	2023	2022	2024	2023	2022
Summary Compensation Table Total	2,274,100	2,207,858	2,294,319	1,210,066	2,043,104	2,123,569
Less: Fair Value of Stock Awards Granted in Fiscal Year	(843,400)	(1,028,058)	(1,001,019)	(379,561)	(904,554)	(879,769)
Add: Fair Value of Stock Awards Granted in Fiscal Year - Value at Year End	1,093,169	1,502,979	1,066,078	491,966	1,322,421	936,947
Change in Fair Value for Stock Awards Granted in Prior Years that were Unvested at the End of Fiscal Year	345,804	71,392	(139,081)	154,189	62,574	(121,959)
Change in Fair Value of Stock Awards Granted in Prior Years that Vested during the Fiscal Year	242,779	143,428	77,061	108,873	140,528	66,676
Add: Dividends Paid on Unvested Restricted Stock Shares for the Fiscal Year	25,227	20,240	12,709	11,166	17,805	11,235
Compensation Actually Paid	3,137,679	2,917,839	2,310,067	1,596,699	2,681,878	2,136,699

Description of Relationship Between Compensation Actually Paid and Company Performance

The following graphs reflect the relationship between the compensation actually paid to our CEO and the average compensation acutally paid to our non-CEO NEOs with 1) the Company’s total sharedholder return (TSR); 2) the Company’s return on average equity; and 3) the Company’s net income for the fiscal years ending December 31, 2024, 2023 and 2022. An additional graph reflects the relationship between the Company’s TSR and and a peer group TSR (assuming an initial fixed investment of $100) for the fiscal years ending December 31, 2024, 2023 and 2022.

Financial Performance Measures

The two items listed below represent the financial performance measures that the Company believes are most important in linking compensation actually paid to our NEOs to company performance during 2024.

●	Return on average equity (calculated as net income divided by average shareholders’ equity)
●	Net income

DIRECTOR COMPENSATION

The following table sets forth information regarding 2024 compensation for each of our non-employee directors:

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Frank Glover	69,600	22,000	91,600
William J. Hungeling	80,000	22,000	102,000
Francis Lai	76,800	22,000	98,800
Don T.P. Leung	76,400	22,000	98,400
Feiying Lu	70,400	22,000	92,400
John Paek(3)	23,200	—	23,200
Ajit A. Patel	78,000	22,000	100,000
Frank S. Rhee	76,400	22,000	98,400
Sam Sang-Koo Shim	66,000	22,000	88,000
(1)	During 2024, we paid our non-employee directors a retainer of $2,750 per month. Each non-employee director also received an attendance fee of $2,750 per board meeting. The Chair of the Audit Committee received additional compensation of $10,000 per year. The Chairs of the Compensation Committee, Nominating & Governance Committee, Credit Risk Committee and IT Steering Committee received additional compensation of $8,000 per year. Members of the Director’s Loan Committee were paid $400 per meeting.

(2)	Reflects the aggregate grant date fair value of 892 shares of restricted stock granted to each non-employee director on June 1, 2024, based on the fair market value of our common stock on the grant date ($24.65), calculated in accordance with FASB Topic 718. The restricted shares vested 25% on the date of grant, and the remaining restricted shares will vest 25% on each of the first three anniversaries of the date of grant, subject to the board member’s continued service with us on each vesting date.
(3)	John Paek was added to the board of the Company and the Bank effective September 18, 2024; therefore, no restricted stock awards were granted to Mr. Paek in 2024.

EQUITY COMPENSATION PLAN INFORMATION AND OTHER MATTERS

Equity Compensation Plan Information

The following table sets forth information regarding securities authorized for issuance under our equity compensation plan as of December 31, 2024:

	(A)(1)	(B)	(C)(2)
Number of
Securities Remaining
	Number of		Available for Future
	Securities to be	Weighted Average	Issuance Under Equity
	Issued upon Exercise	Exercise Price	Compensation Plans
	of Outstanding	of Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected in
	and Rights	and Rights	Column (A))
Equity compensation plans approved by shareholders	169,134	$12.70	1,252,374
Equity compensation plans not approved by shareholders	—	—	—
Total	169,134	$12.70	1,252,374
(1)	Reflects outstanding stock options granted under our 2018 Omnibus Incentive Plan.
(2)	Reflects shares available for future awards under our 2018 Omnibus Incentive Plan, all of which may be issued pursuant to grants of full-value stock awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W, which governs certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors and principal shareholders. We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our board of directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the Nasdaq Stock Market concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, beneficial holders of more than 5% of our capital stock and the immediate family members of these persons. Our Chief Executive Officer, in consultation with counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to our Nominating and Governance Committee for approval. In determining whether to approve a related party transaction, our Nominating and Governance Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

Ordinary Banking Relationships

Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with us in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. These related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. Any loans we originate with officers, directors and principal shareholders, as well as their immediate family members and affiliates, are approved by our board of directors in accordance with the bank regulatory requirements.

As of December 31, 2024, our officers and directors as well as their immediate families and affiliated companies, taken as a group, were indebted directly and indirectly to us in the amount of approximately $1.2 million, while deposits from this group totaled approximately $14.4 million as of such date. As of the date of this proxy statement, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms to those described in this section with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.

Other Related Party Transactions

During 2024, the Bank leased its Norcross office from 5385 JC, LLC, where Mr. Nack Y. Paek, the Chairman of the Company, serves as a managing member. In 2024, the Bank paid approximately $156,000 in lease payments to 5385 JC, LLC for the Norcross office. Management believes that the terms of the lease are no less favorable to the Company or the Bank than would have been achieved with an unaffiliated third party.

Other than the compensation arrangements with directors and executive officers described in “Executive Compensation” and the ordinary banking relationships and the lease payments to 5385 JC, LLC described above, none of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest, in any transactions to which we have been a party in which the amount involved exceeded or will exceed $120,000.

STOCK OWNERSHIP MATTERS

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

The following table provides information regarding the beneficial ownership of our common stock as of April 1, 2025:

●	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;
●	each of our directors;
●	each of our named executive officers; and
●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options that are currently exercisable or will become exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 25,402,782 shares of our common stock outstanding as of April 1, 2025. Except as indicated below, the address for each shareholder listed in the table below is: MetroCity Bankshares, Inc., 5114 Buford Highway, Doraville, Georgia 30340.

	Number of Shares	Percentage Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned
5% or Greater Shareholders:
Blackrock, Inc(1) 50 Hudson Yards New York, NY 10001	1,361,666	5.40%

Directors and Named Executive Officers:
Frank Glover(2)	200,893	*
William J. Hungeling	154,985	*
Howard Hwasaeng Kim	568,447	2.24%
Franci Lai(3)	540,795	2.13%
Don T.P. Leung(4)	814,152	3.20%
Feiying Lu	166,555	*
Abdul Mohdnor	3,859	*
John Paek(5)	234,800	*
Nack Y. Paek(6)	1,288,554	5.07%
Ajit Patel(7)	693,243	2.73%
Frank S. Rhee	16,555	*
Sam Sang-Koo Shim	531,420	2.09%
Lucas Stewart	838	*
Farid Tan	869,242	3.42%
All directors and named executive officers as a group (14 Persons)	6,084,338	23.95%
*	Represents beneficial ownership of less than 1%

(1)	According to its Schedule 13G filed with the SEC on February 2, 2024, BlackRock, Inc. is a parent holding company or control person and may be deemed to have beneficial ownership as of December 31, 2023 of 1,361,666 shares of MetroCity Bankshares, Inc. common stock owned by its clients, none known to have more than five percent of outstanding shares. According to the same filing, BlackRock, Inc. has sole power to vote or to direct the vote over 1,325,858 of those shares and sole power to dispose or to direct the disposition of 1,361,666 shares. This Schedule G may not reflect BlackRock’s current holdings of the Company’s common stock since it contained information as of December 31, 2023. No amendment has been filed since.
(2)	Includes 200,000 held in a family trust for Mr. Glover’s children where his wife has voting power.
(3)	Includes 64,000 shares held by Mr. Lai’s wife for his children and 424,240 shares held in trust accounts for Mr. Lai’s family.
(4)	Includes 797,597 shares held jointly by Mr. Leung and his wife.
(5)	Includes 200,000 held in a family trust for Mr. Paek’s children where he has voting power.
(6)	Includes 20,000 shares held by Mr. Paek’s wife, Byungsook L. Paek and 28,000 shares held by Magna Properties, L.L.C., a limited liability company where Mr. Paek is the managing member.
(7)	Includes 49,088 shares held by Mr. Patel’s wife, Alkaben Patel.

PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the recommendation of the Audit and Compliance Committee, the board has appointed Crowe LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025. The board is seeking ratification of the appointment of Crowe LLP for the 2025 fiscal year. Shareholder ratification of the selection of Crowe LLP as our independent registered public accounting firm for the 2025 fiscal year is not required by our bylaws, state law or otherwise. However, the board is submitting the selection of Crowe LLP to our shareholders for ratification as a matter of good corporate governance. Even if the appointment of Crowe LLP  is ratified by the shareholders, the Audit and Compliance Committee, in its discretion, could decide to terminate the engagement of Crowe LLP and to engage another audit firm if the Audit and Compliance Committee determines such action is necessary or desirable. If the shareholders fail to ratify the selection, the Audit and Compliance Committee will consider this information when determining whether to retain Crowe LLP for future services.

At the annual meeting, shareholders will be asked to consider and act upon a proposal to ratify the appointment of Crowe LLP. Assuming a quorum is present, the ratification of such appointment will require the affirmative vote of the holders of a majority of the shares represented at the annual meeting and entitled to vote on Proposal 3. Representatives of Crowe LLP are expected to be in attendance at the annual meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

Audit and Compliance Committee Pre-Approval

The Audit and Compliance Committee’s charter establishes a policy and related procedures regarding the Audit and Compliance Committee’s authority to approve, in advance, all auditing services (which, if applicable, may include providing comfort letters in connection with securities underwritings), and non-audit services that are otherwise permitted by law (including tax services, if any) that are provided to the Company by its independent auditors (which approval is made after receiving input from the Company’s management, if desired). The Audit and Compliance Committee may also delegate to Chair of the Committee the authority to pre-approve auditing services and non-audit services that are otherwise permitted by law, provided that each such pre-approval decision is presented to the full Audit and Compliance Committee at or before its next scheduled meeting. In addition, the Audit and Compliance Committee has the authority to review and, in its sole discretion, approve in advance the Company’s independent auditors’ annual engagement letter, including the proposed fees contained therein.

Independent Auditor Fees

The Audit and Compliance Committee has reviewed the following audit and non-audit fees billed to the Company by Crowe LLP for the fiscal years ended December 31, 2024 and 2023 for the purposes of considering whether such fees are compatible with maintaining the auditor’s independence, and concluded that such fees did not impair Crowe LLP’s independence. The policy of the Audit and Compliance Committee is to pre-approve all audit and non-audit services performed by Crowe LLP before the services are performed, including all of the services described under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” below. The Audit and Compliance Committee has pre-approved all of the services provided by Crowe LLP in accordance with the policies and procedures described in the section titled “Audit and Compliance Committee.”

	For the Years Ended December 31,
	2024	2023
Audit fees(1)	$575,109	$482,153
Audit-Related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	—	—
Total Fees	$575,109	$482,153
(1)	Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements for those years.
(2)	Audit-related fees consist of the issuance of consent letters for relevant SEC filings and other services not required by stature or regulation.
(3)	Tax compliance fees consist of miscellaneous tax related issues.
(4)	All other fees, of which there were none, consist of permitted services other than those that meet the criteria above and include training activities and economic, industry, and accounting subscriptions and surveys.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist the board of directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Audit and Compliance Committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Audit and Compliance Committee reviews our financial reporting process. In this context, the Audit and Compliance Committee:

●	has reviewed and discussed with management the audited financial statements for the year ended December 31, 2024;
●	has discussed with Crowe LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);
●	has received the written disclosures and the letter from Crowe LLP, required by PCAOB Rule 3526 (“Independence Discussions with Audit Committees”), as modified or supplemented, and has discussed with Crowe LLP the independent accountant’s independence; and
●	has discussed with the independent auditor the matters required to be discussed under the appropriate Auditing Standards of the Public Company Accounting Oversight Board (PCAOB) and by the Securities Exchange Commission.

Based on this review and the discussions referred to above, the Audit and Compliance Committee recommended that our board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

This report is submitted on behalf of the members of the Audit and Compliance Committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under the Securities Act and Exchange Act.

Respectfully submitted by the Audit and Compliance Committee of the Board of Directors,

William J. Hungeling (Chairman)

Feiying Lu

Ajit Patel

Frank Rhee

Sam Shim

SHAREHOLDER PROPOSALS

If a shareholder desires to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2026 annual meeting of shareholders, including director nominations, such proposal and supporting statements, if any, must be received by us at the Company’s principal executive office, located at 5114 Buford Highway, Doraville, Georgia 30340, no later than December 16, 2025. Any such proposal must comply with the requirements of Rule 14a-8. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. We will only include in our proxy materials those shareholder proposals that we receive before the deadline and that are proper for shareholder action.

Although information received after such date will not be included in the proxy materials sent to shareholders, a shareholder proposal may still be presented at the annual meeting if such proposal complies with our bylaws. In accordance with our bylaws, shareholder proposals may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to the Company’s Assistant Corporate Secretary accompanied by certain information required by our bylaws. To be timely, a shareholders’ written notice must be received at the registered office of the Company no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For shareholder proposals for the 2026 annual meeting of shareholders, written notice must be received between January 22, 2026 and February 21, 2026. No director nominations were received from shareholders in connection with the 2026 annual meeting of shareholders.

All notices to us must also provide certain information set forth in the Company’s amended and restated bylaws. A copy of the Company’s amended and restated bylaws may be obtained by request to the Company’s Corporate Secretary. Shareholder proposals and nominations should be submitted to the MetroCity Bankshares, Inc., Attention: Assistant Corporate Secretary, 5114 Buford Highway, Doraville, Georgia 30340.

SHAREHOLDER COMMUNICATIONS

Shareholders wishing to communicate with the board, with a particular director, or with the Assistant Corporate Secretary, may do so by sending written correspondence by mail or courier to MetroCity Bankshares, Inc., 5114 Buford Highway, Doraville, Georgia 30340, Attn: Assistant Corporate Secretary; or via email at lucasstewart@metrocitybank.bank. The Assistant Corporate Secretary is responsible for reviewing all communications addressed to our board, any committee or any specific director to determine whether such communications require board, committee or personal review, response or action. Generally, the Assistant Corporate Secretary will not forward to the board, any committee or any specific director any communications relating to Company products and services, solicitations, or otherwise improper or irrelevant topics. If, however, the Assistant Corporate Secretary determines that a communication relates to corporate governance or otherwise requires review, response or action by the board, any committee or any specific director, then he will promptly send a copy of such communication to each director serving on the board, the applicable committee or the applicable director.

HOUSEHOLDING

In a further effort to reduce printing costs and postage fees, we may adopt a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and have elected to receive paper copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Upon request, the Company will promptly deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of annual reports or proxy statements may request delivery of a single copy. You can contact the Company by contacting the Assistant Corporate Secretary, Lucas Stewart, at MetroCity Bankshares, Inc., 5114 Buford Highway, Doraville, Georgia 30340, Attn: Assistant

Corporate Secretary; or via email at lucasstewart@metrocitybank.bank to request a separate copy of the proxy materials and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, can be accessed, along with this proxy statement, on our corporate website at www.metrocitybank.bank, by clicking “Investor Relations” and then “SEC Filings.” If you wish to receive a copy of any exhibit on our Annual Report on Form 10-K for the year ended December 31, 2024, we will mail these documents to you free of charge. Requests should be sent to:

MetroCity Bankshares, Inc.

Attn: Assistant Corporate Secretary

5114 Buford Highway

Doraville, Georgia 30340

The Annual Report on Form 10-K for the year ended December 31, 2024 is not, and shall not be, deemed to be a part of our proxy materials.

OTHER MATTERS

The board does not intend to bring any other matter before the annual meeting and does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matter does properly come before the annual meeting or any adjournment or postponement thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

3. Non-binding advisory vote on the frequency of the non-binding shareholder vote on the compensation of the Company’s named executive offers. 1 YR 2 YRS 3 YRS Abstain 01 - Howard Hwasaeng Kim 02 - Feiying Lu 03 - Frank S. Rhee 1UPX For Against Abstain For Against Abstain For Against Abstain 04 - John Paek The Sample Company Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 4 and “FOR TWO YEARS” for Proposal 3. A 04490F 2. Non-binding, advisory vote on the compensation of the Company’s named executive officers. 4. Ratification of the appointment of Crowe LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025. 1. Election of Directors: For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q MMMMMMMMMMMM MMMMMMMMM 1234 5678 9012 345 648652 If no electronic voting, delete QR code and control # 000001MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 2024 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T MMMMMMM You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/MCBS or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by 11:59pm, Eastern Time, on May 21, 2025. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/MCBS Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MCBS Notice of 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting to be Held on May 22, 2025 Nack Y. Paek and Farid Tan, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of MetroCity Bankshares, Inc. to be held on May 22, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR items 2 and 4 and FOR TWO YEARS for item 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) MetroCity Bankshares, Inc. C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/MCBS The 2025 Annual Meeting of Shareholders of MetroCity Bankshares, Inc. will be held on Thursday, May 22, 2025 at 4:00pm ET, at the main office of Metro City Bank located at 5114 Buford Highway, Doraville, Georgia 30340.